Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
June 30, 2007
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $322 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: July 31, 2007	/s/ THOMAS S. TIMKO

Thomas S. Timko
Controller and Chief Accounting Officer

(1) See next page for a listing of Debtors by case number.
(2) All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
(1) The Debtors in these jointly administered cases are as follows:

Debtor Name	Case Number
Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

		Year-to-Date
	Month Ended	January 1 to
	June 30, 2007	June 30, 2007
	(in millions)
Net sales:
General Motors and affiliates	$835	$4,694
Other customers	531	3,185
Non-Debtor affiliates	48	302

Total net sales	1,414	8,181

Operating expenses:
Cost of sales, excluding items listed below	1,595	8,223
Long-lived asset impairment charges	—	157
Depreciation and amortization	50	298
Selling, general and administrative	91	520

Total operating expenses	1,736	9,198

Operating loss	(322)	(1,017)
Interest expense (contractual interest expense was $38 million and $219 million, respectively)	(26)	(152)
Loss on extinguishment of debt	—	(23)
Other income, net	26	34

Loss before reorganization items, income tax expense, and equity income	(322)	(1,158)
Reorganization items, net	(13)	(66)
Income tax expense	(19)	(24)
Equity income from non-consolidated affiliates, net of tax	2	22
Equity income from non-Debtor affiliates, net of tax	22	252

Net loss	$(330)	$(974)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.-
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

June 30, 2007
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$26
Restricted cash	110
Accounts receivable, net:
General Motors and affiliates	1,758
Other third parties	1,006
Non-Debtor affiliates	444
Notes receivable from non-Debtor affiliates	290
Inventories, net:
Productive material, work-in-process and supplies	824
Finished goods	255
Other current assets	280

Total current assets	4,993

Long-term assets:
Property, net	1,897
Investments in affiliates	382
Investments in non-Debtor affiliates	3,870
Goodwill	152
Other intangible assets, net	30
Other	319

Total long-term assets	6,650

Total assets	$11,643

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities not subject to compromise:
Debtor-in-possession financing	$3,155
Accounts payable	1,289
Accounts payable to non-Debtor affiliates	583
Accrued liabilities	962

Total current liabilities not subject to compromise	5,989

Long-term liabilities not subject to compromise:
Employee benefit plan obligations and other	704

Liabilities subject to compromise	17,796

Total liabilities	24,489

Stockholders’ deficit:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued	6
Additional paid-in capital	2,776
Accumulated deficit	(12,885)
Accumulated other comprehensive loss:
Employee benefit plans, excluding non-debtor entities	(2,704)
Other, including employee benefit plans for non-debtor entities	13

Total accumulated other comprehensive loss	(2,691)
Treasury stock, at cost (3.2 million shares)	(52)

Total stockholders’ deficit	(12,846)

Total liabilities and stockholders’ deficit	$11,643

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
June 30, 2007
(in millions)
Cash flows from operating activities:
Net loss	$(330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	50
Deferred income taxes	28
Pension and other postretirement benefit expenses	78
Equity income from unconsolidated affiliates, net of tax	(2)
Equity income from non-Debtor affiliates, net of tax	(22)
Reorganization items	13
Loss on liquidation / deconsolidation of investment	93
Changes in operating assets and liabilities:
Accounts receivable, net	(176)
Inventories, net	44
Other assets	31
Accounts payable, accrued and other long-term liabilities	189
U.S. employee special attrition program	(13)
Other postretirement benefit payments, net of reimbursement by GM	(16)
Payments for reorganization items, net	(2)
Other	(5)

Net cash used in operating activities	(40)

Cash flows from investing activities:
Capital expenditures	(18)
Other	7

Net cash used in investing activities	(11)

Cash flows from financing activities:
Net proceeds from debtor-in-possession credit facility	45
Net repayments of borrowings under other debt agreements	(1)

Net cash provided by financing activities	44

Decrease in cash and cash equivalents	(7)
Cash and cash equivalents at beginning of period	33

Cash and cash equivalents at end of period	$26

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
1. Background and Organization
     General — Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases — On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (collectively with the Initial Filers, the “Debtors”) filed voluntary petitions for relief under the Bankruptcy Code (the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein collectively as the “Chapter 11 Filings”). See the second page of this report for a listing of the Debtors and case number information. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the Chapter 11 Filings and will continue their business operations without supervision from U.S. courts. On October 17, 2005 the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors. The composition of the creditors’ committee was subsequently changed. On March 22, 2006, the Court granted a motion to create an equity committee to represent the interests of Delphi’s stock owners and on April 28, 2006, the U.S. Trustee appointed a committee of equity security holders in these chapter 11 cases. The equity committee’s composition was also later changed.
     On January 20, 2006, the Debtors filed with the Court the Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”), as required by the Bankruptcy Code. Subsequently, on February 1, 2006 and April 18, 2006, the Debtors filed certain amendments to the Schedules and Statements.
     On February 3, 2006, the United States Trustee convened a meeting of creditors of Delphi pursuant to section 341 of the Bankruptcy Code. A section 341 meeting is a statutorily mandated meeting of creditors, presided over by the United States Trustee, at which a debtor’s representatives appear and all creditors of the debtor are entitled to attend. At the conclusion of the section 341 meeting, the United States Trustee closed the meeting.
     On April 12, 2006, the Court established a bar date of July 31, 2006 for filing proofs of claim against the Debtors’ estates.
     Delphi’s Chapter 11 Filings related solely to its U.S. operations as Delphi’s operations outside the United States generally are profitable and have positive cash flow. Nevertheless, Delphi has been seeking and will continue to seek to optimize its manufacturing footprint to lower its overall cost structure by focusing on strategic product lines where it has significant competitive and technological advantages and selling or winding down non-core product lines. In particular, in February 2007, Delphi’s non-Debtor indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which has approximately 1,600 employees, is the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with the applicable Spanish law. The Spanish court also appointed Adalberto Canadas Castillo and Enrique Bujidos (of PricewaterhouseCoopers Spain) and, thereafter, Fernando Gómez Martín, as receivers of DASE (the “DASE Receivers”) to address the legal interests of employees, suppliers and any other parties affected by the closure of the plant. In addition to the labor-related claims against DASE, suppliers and other non-labor creditors have asserted claims against DASE.
     During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it is in its best interest to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (approximately $14 million) for the purpose of funding payment of the claims of DASE’s other
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
creditors. The source of Delphi’s funding will be from overseas non-debtor entities. Additionally, subject to certain conditions, DASE will transfer to a person or entity designated by the Andalucía Autonomous Community Government the land, installations, machinery and tangible fixed assets owned by DASE and located at the Puerto Real plant that are necessary for the future pursuit of any industrial activities. In consideration for providing such funds and transferring certain fixed assets, upon satisfaction of certain requirements under Spanish law, Delphi, all of its affiliates, and each of their directors and officers will be released by operation of Spanish law from any liability related to DASE or arising out of its Concurso application. Additionally, each employee who accepts payment under the Separation Plan is required to confirm that such payment is in full satisfaction of any claims the worker may have against DASE, Delphi, or any Delphi affiliate. Notwithstanding the foregoing, Delphi and its affiliates deny any liability and reserve the right to challenge any and all such claims should this matter not be resolved consensually as anticipated. The foregoing summary of the Separation Plan is qualified in its entirety by the terms of the underlying agreement.
     On July 19, 2007, the Court granted Delphi’s motion authorizing, but not directing, Delphi to provide funds to its indirect wholly owned subsidiary, DASE, in accordance with the Separation Plan. On July 31, 2007, the Spanish court presiding over the Concurso approved the Separation Plan.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. Because the incremental expense of $114 million associated with the funding (in addition to $61 million previously committed and recorded by DASE and reflected as a component of equity income from non-Debtor affiliates) was probable and estimable as of June 30, 2007, Delphi recorded the amount in the quarter ended June 30, 2007. Delphi recorded an additional expense of approximately $93 million in the quarter ended June 30, 2007 associated with the exit of the Cadiz manufacturing facility and the liquidation of Delphi’s investment of DASE, including the recognition of accumulated loss on foreign currency translation of approximately $41 million. The total year-to-date expense through June 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded by DASE in the first quarter of 2007 and is reflected as a component of equity income from non-Debtor affiliates and approximately $207 million was recorded in June 2007 as a component of cost of sales.
     Equity Purchase and Commitment Agreements — In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors, and a plan framework support agreement with those investors and GM. On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the Statutory Committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors presently. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as, Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “New Plan Investors”). Under the EPCA, which is subject to Court approval, the New Plan Investors would invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan and plan of reorganization announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA. Upon the entry by the Court of an initial approval order and subject to the other conditions described in the EPCA, the New Plan Investors agreed to enter into the EPCA and affiliates of certain New Plan Investors committed to deliver equity commitment letters in the forms attached to the proposal letter.
     The Court has set August 2, 2007 as the hearing date for the motion seeking approval of the agreement. The EPCA is supported by both of Delphi’s statutory committees as well as GM.
     The EPCA outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized company. The EPCA also incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and will include an arrangement to fund required contributions to the plans that were not made in full as permitted under chapter 11 of the U.S. Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, Court approval and Delphi’s achievement of consensual agreements with all of its U.S. labor unions and GM.
     UAW Settlement Agreement — On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits. On June 22, 2007, however, Delphi entered into a tentative agreement and signed a Memorandum of Understanding with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and GM covering site plans, workforce transition and legacy pension and other postretirement benefits obligations, as well as other comprehensive transformational issues (“UAW Settlement Agreement”). The UAW Settlement Agreement modifies, extends or terminates provisions of the existing collective bargaining agreements among Delphi, the UAW, and its various locals (the “UAW CBAs”), and provides that GM and Delphi will undertake certain financial obligations to Delphi’s UAW represented employees and retirees to facilitate these modifications. In addition to receipt of Court approval, the tentative agreement was subject to union ratification, which occurred on June 28, 2007.
     On July 19, 2007, the Court granted the motion of Delphi (i) approving the UAW Settlement Agreement with the UAW and GM regarding Delphi’s restructuring, (ii) withdrawing without prejudice of Delphi’s and its affiliated Debtors’ motion under sections 1113 and 1114 of the Bankruptcy Code, solely as it pertains to the UAW and UAW-represented retirees and approving the parties’ settlement of such motion, solely as it pertains to the UAW and UAW-represented retirees, and (iii) modifying retiree welfare benefits for certain UAW-represented retirees of Delphi and its affiliated debtors. The settlement of the motion under sections 1113 and 1114 of the Bankruptcy Code applies only to the UAW and does not resolve such motion as to the remaining labor unions representing Delphi’s and its affiliated Debtors’ employees. Delphi is continuing discussions with its remaining unions in an effort to reach consensual agreements.
•	The UAW Settlement Agreement extends the UAW CBAs until September 14, 2011;

•	A site plan is implemented with respect to each of 21 UAW-Delphi plants which includes, at certain sites, specific revenue, production, and job commitments from Delphi and/or GM and pursuant to which Delphi will retain ownership and operations in four facilities, seven facilities will be sold or transferred to a third party so that Delphi will have no further operational or employment responsibilities after certain specified sunset dates, and ten facilities will be closed;

•	A workforce transition program is implemented for traditional UAW-represented employees that provides eligible employees with transformation plan options including (i) attrition options similar to the previously-approved UAW attrition programs, (ii) flowback rights to eligible Delphi employees as of the date of the filing of Delphi’s bankruptcy petition who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when plants cease production, (iii) provision of lump sum “buy-down” payments totaling $105,000 for traditional production employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status’ as of October 1, 2007, (iv) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (v) severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011;

•	Certain terms of the 2004 UAW-Delphi Supplemental Agreement with respect to wages, individual retirement and savings plans, and post-retirement health care accounts are modified;

•	Certain terms of the UAW CBAs are modified with respect to provisions covering hiring requirements, existing Center for Human Resources (“CHR”)/Legal Services, holiday schedule, temporary employees, Appendix L, Guaranteed Income Stream, America Online, and other matters described in Attachment E to the UAW Settlement Agreement;

•	Local negotiations subject to mutual agreement regarding work rules and other local agreement issues will be conducted on an expedited basis;
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
•	Delphi’s commitment in the 2004 UAW-Delphi Supplemental Agreement to the principle of “equivalence of sacrifice” when establishing compensation and benefit levels for salaried employees and management is reaffirmed;

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and pending ordinary course grievances of employees remaining in the workforce); and

•	The UAW will receive an allowed prepetition claim, to be paid pursuant to the plan of reorganization in the amount of $140 million on account of the CHR and Legal Services claims as of April 1, 2007 (to be adjusted for accruals through October 1, 2007 and adjusted for expenditures by Delphi until the effective date of a plan of reorganization) of which $30 million will be paid to the UAW-GM Center for Human Resources and the balance will be paid directly to the DC VEBA established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991.
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Court which incorporates, approves, and is consistent with all of the terms of the UAW Settlement Agreement and Delphi-GM settlement:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	A transfer of certain pension assets and liabilities from Delphi’s pension plans to GM’s pension plans is effectuated pursuant to Internal Revenue Code Section 414(1) in exchange for certain consideration to be paid by Delphi to GM;

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	The amount of $450 million is funded by GM, which the UAW has directed to be paid directly to the DC VEBA established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991;

•	The UAW Settlement Agreement (including the UAW CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The UAW released parties are exculpated and released in connection with the UAW Settlement Agreement and Delphi’s chapter 11 cases; and

•	Delphi and GM receive releases from the UAW, all employees and former employees of Delphi represented or formerly represented by the UAW, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the UAW Settlement Agreement (except for claims for benefits provided for or explicitly not waived under the UAW Settlement Agreement).
2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements — The financial statements and supplemental information contained herein are unaudited, preliminary and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements and as such, their net income (loss) is included as
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
“Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly periodic reports for the subsequent periods filed with the U.S. Securities and Exchange Commission (“SEC”).
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position and cash flows of the Debtors in the future.
     Intercompany Transactions — Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables.
     General Motors and Affiliates - Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers who sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash — Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property — Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Long-Lived Asset Impairment Charges - In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. Delphi recognized asset impairment charges related to long-lived assets held-for use of $157 million in March 2007.
     Warranty Matters - Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. In June 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $91 million based on a tentative settlement with GM over a range of specific warranty matters.
     Contractual Interest Expense - Contractual interest expense represents amounts due under the contractual terms of outstanding debt during the month, including unsecured debt subject to compromise for which interest expense is
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
not recognized in the income statement in accordance with the provisions of SOP 90-7.
     Taxes — Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The impact of initially applying FIN 48 was recognized as a cumulative effect adjustment increasing the April 1, 2007 opening balance of accumulated deficit by $18 million.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM — As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Industrial Division of the Communication Workers of America, AFL-CIO, CLC (the “IUE-CWA”) were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable to immediately transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of June 30, 2007, Delphi’s receivable from GM for these costs was $5 million.
     Pension Funding — Delphi has been in discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11. These discussions have culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. Specifically, on March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the U.S. Internal Revenue Code (the “Code”). Furthermore, on May 1, 2007, Delphi received conditional funding waivers from the IRS for its Hourly Plan and Salaried Plan for the plan year ended September 30, 2006 which, if the waiver conditions are satisfied, will permit Delphi to defer funding contributions due under the Employee Retirement Income Security Act (“ERISA”) and the Code on June 15, 2007 until the date when Delphi emerges from chapter 11. Upon emergence from chapter 11, Delphi would be required to make cash contributions to the Hourly Plan sufficient to satisfy ERISA funding minimums after giving effect to an anticipated transfer of at least a net of $1.5 billion of unfunded benefit liabilities from the Hourly Plan to a pension plan sponsored by GM, to satisfy specified funding requirements for the Salaried Plan and to attain a specified funding level thereafter. On May 31, 2007, the Court granted Delphi’s motion seeking authority to secure the conditional funding waivers from the IRS. Pursuant to the conditions of the waivers, effective June 16, 2007, Delphi has provided to the PBGC letters of credit in favor of the plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies its contribution requirements upon emergence from chapter 11. Upon emergence from chapter 11, Delphi also would be required to make cash contributions of at least $20 million to the Hourly Plan for the plan year ending September 30, 2007, which contributions among other things would settle all potential claims by the IRS for excise taxes related to plan funding deficiencies carried over from the plan year ending September 30, 2005. The funding waivers also were conditioned upon Delphi’s filing a plan of reorganization no later than July 31, 2007 and emerging from bankruptcy no later than November 15, 2007. On July 13, 2007, the IRS modified the funding waivers extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 bankruptcy to December 31, 2007 and February 29, 2008, respectively. The Hourly Plan funding waiver is further conditioned on Delphi’s making contributions to the Hourly Plan by June
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
15, 2008 sufficient to meet ERISA minimums for the plan year ending September 30, 2007. The foregoing pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the order of the Court.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 (the “Amended DIP Credit Facility”), and the approximate $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).
     On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and a second priority term loan of approximately $2.5 billion (“Tranche C” or the “Tranche C Term Loan”).
     The Refinanced DIP Credit Facility carries an interest rate at Delphi’s option of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or London Interbank Borrowing Rate (“LIBOR”) plus (x) with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a two-week or one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is pledging only 65% of the stock of its first tier foreign subsidiaries to the extent that, in its reasonable business judgment, adverse tax consequences would result) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. The borrowing base computation was short of the Refinanced DIP Credit Facility commitment on June 30, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective 10 days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     The Refinanced DIP Credit Facility includes affirmative, negative and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers and dispositions of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi which are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Also on January 9, 2007 both the $250 million Tranche B Term Loan and the $2.5 billion Tranche C Term Loan were funded and the proceeds were used to extinguish amounts outstanding under the Amended DIP Credit Facility and the Prepetition Facility. Delphi incurred no early termination penalties in connection with the termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolver. The Company elected to pay interest on the Tranche B Term Loan at LIBOR plus 2.25% for a three-month period and on the Tranche C Term Loan at LIBOR plus 2.75% for a three-month period. As of June 30, 2007, there was $410 million outstanding under the Revolving Facility and the Company had approximately $258 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 1. Basis of Presentation.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provides for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR eliminates cash payment limits with respect to restructuring costs from the definition.
4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

		Year-to-Date
	Month Ended	January 1 to
	June 30, 2007	June 30, 2007
	(in millions)
Professional fees directly related to reorganization	$(15)	$(87)
Interest income	2	21

Total Reorganization Items	$(13)	$(66)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $1 million for the month ended June 30, 2007 and $4 million year-to-date of fees for certain legal advisors to GM. Professional Fees for the month ended June 30, 2007 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities are stayed. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date by which
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. The Debtors notified (including by publication notice) all known actual and potential creditors of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. Any differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors are being investigated and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims.
     The Debtors have received approximately 16,600 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time. As of June 26, 2007, the Debtors had objected to approximately 12,600 proofs of claim which asserted approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing approximately 9,000 of those proofs of claim, which orders reduced the amount of asserted claims by approximately $9 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court had entered an order modifying approximately 2,600 claims, reducing the aggregate amounts asserted on those claims from $159 million to $139 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the court will be further reduced. Nonetheless, the determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

June 30, 2007
(in millions)
Pension obligations	$4,326
Postretirement obligations other than pensions, including amounts payable to GM	9,306
Debt and notes payable	2,440
Accounts payable	830
Other	894

Total Liabilities Subject to Compromise	$17,796

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED JUNE 30, 2007

	Employee Payroll Taxes	Employer Payroll
Gross Wages Paid	Withheld	Taxes Owed

$192,981,261	$23,369,928	$15,202,001

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JUNE 30, 2007

Payee	Payroll Taxes Paid
Internal Revenue Service	$67,420,286
State of Michigan	2,539,424
City of Flint, MI	81,793
City of Saginaw, MI	73,308
City of Grand Rapids, MI	5,375
City of Detroit, MI	4,307
City of Walker, MI	727
City of Pontiac, MI	490
State of Ohio	2,061,244
City of Dayton, OH	209,060
City of Kettering, OH	114,037
City of Vandalia, OH	58,647
City of Mansfield, OH	37,720
City of Warren, OH	32,466
City of Columbus, OH	30,438
City of Rita, OH	30,263
Ohio School District	25,948
City of Moraine, OH	24,169
City of Hubbard, OH	5,792
City of Huron, OH	3,011
City of Dublin, OH	1,693
City of Trotwood, OH	1,156
City of Lordstown, OH	1,066
City of Toledo, OH	808
City of Springfield, OH	552
City of Cincinnati, OH	409
City of Akron, OH	245
City of Canton, OH	109
City of West Carrollton, OH	67
City of Xenia, OH	20
State of New York	1,655,491
State of Indiana	1,367,876
State of Alabama	444,342
City of Gadsden, AL	12,771
State of Wisconsin	155,133
State of Mississippi	101,647
State of Oklahoma	59,463
State of California	34,741
State of Georgia	32,739
State of Pennsylvania	21,718
City of Philadelphia, PA	142
City of Towamencin, PA	36
State of Colorado	19,423
State of Illinois	17,873
State of New Jersey	11,063
State of Kansas	10,322
State of South Carolina	9,302
State of Missouri	3,910
State of Oregon	3,014
State of Virginia	2,570
State of North Carolina	2,386
State of Arizona	1,610
State of Connecticut	986
State of Maryland	904
State of Iowa	858
State of Kentucky	716
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JUNE 30, 2007

Payee	Payroll Taxes Paid
State of Louisiana	$549
State of Texas	327
State of Delaware	246
Inland Revenue Service (UK)	933,788
Country of Switzerland	6,025

Total	$77,676,601

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JUNE 30, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid
State of Ohio	Use	$396,467	$396,467
State of Michigan	Use	393,878	393,878
State of Indiana	Use	219,892	219,892
State of New York	Use	120,162	120,162
State of Mississippi	Use	73,325	73,325
Limestone County, Alabama (Payee ALATAX —
Tax Trust Account)	Use	39,239	39,239
State of Texas	Use	18,765	18,765
State of Wisconsin	Use	13,759	13,759
State of Georgia	Use	5,922	5,922
Gadsden City, Alabama (Payee
ALATAX- Tax Trust Account)	Use	4,008	4,008
Colorado Dept of Revenue	Use	2,177	2,177
Tuscaloosa, County Alabama	Use	1,471	1,471
Etowah County, Alabama (Payee LGREC Inc.)	Use	835	835
Coaling, Alabama (Payee ALATAX -)
Tax Trust Account)	Use	342	342
Franklin County, Ohio	Real Property	176,396	176,396
Kentucky Department of Revenue	Income	105,000	105,000
State of Ohio	Kilowatt Hour	62,920	62,920
State of Alabama	Consumer Use	40,421	40,421
Internal Revenue Service	Federal Excise	31,789	31,789
Oklahoma Tax Commission	Franchise	20,950	20,950
State of Alabama	Seller’s Use	19,146	19,146
Department of the Treasury	Withholding (non-payroll)	10,500	10,500
State of Ohio	Sales	1,414	1,414
Colorado Dept of Revenue	Sales	61	61
Tippecanoe County, Indiana	Personal Property	403	403
Hawkins County, Tennessee	Personal Property	162	162
San Diego County, California	Personal Property	139	139
Hamilton County, Indiana	Personal Property	103	103
Hidalgo, Texas	Personal Property	49	49
Lawrence County, Indiana	Personal Property	45	45
Jay County, Indiana	Personal Property	29	29
Edgefield County, South Carilona	Personal Property	21	21
Colorado Department of Revenue	Utility	155	155
South Carolina Department of Revenue	Sales & Use	52	52

Total		$1,759,997	$1,759,997

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JUNE 30, 2007

Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED JUNE 30, 2007

	Case
Debtor Name	Number	Amount (1)
Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	(68,379)
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	3,776,229
Delphi Medical Systems Texas Corporation	05-44511	202,299
Delphi Medical Systems Corporation	05-44529	951,639
Specialty Electronics International Ltd.	05-44536	—
Specialty Electronics, Inc.	05-44539	607,638
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	3,513,908
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	11,283,677
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	8,757,551
Delphi China LLC	05-44577	(13,738)
Delphi Automotive Systems Korea, Inc.	05-44580	85,881
Delphi International Services, Inc.	05-44583	7,857,742
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	11,281
Delphi Automotive Systems (Holding), Inc.	05-44596	231,197
Delco Electronics Overseas Corporation	05-44610	9,753,862
Delphi Diesel Systems Corporation	05-44612	41,782,388
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	174,892
Delphi Integrated Service Solutions, Inc.	05-44623	137,312
Delphi Connection Systems	05-44624	6,303,481
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	144,224,284
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	182,199,391
Delphi Automotive Systems LLC	05-44640	1,740,337,991
Delphi Furukawa Wiring Systems LLC	05-47452	3,353,837
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	116

(1)	Operating expenses for the month ended June 30, 2007 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)